BELL SPORTS CORP.
                           EXHIBIT 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)

                                                               Three months ended
                                                  ---------------------------------------------
                                                         September 28,           September 30,
                                                                  1996                    1995
                                                  ---------------------------------------------
Net income (loss)                                             $      3                $(5,372)

Net effect of convertible subordinated                             566                     607
debentures (using the if-converted method)

                                                  ---------------------------------------------

Adjusted net income (loss)                                    $    569                $(4,765)
                                                  =============================================

Weighted average number of common                               13,754                  14,131
and common equivalent shares
outstanding - primary

Additional shares assuming conversion of                         1,595                   1,595
convertible subordinated debentures
                                                  ---------------------------------------------

Adjusted average shares outstanding for                         15,349                  15,726
fully diluted computation
                                                  =============================================

Per share amount - fully diluted                              $   0.04                $ (0.30)
                                                  =============================================

                                       17